Exhibit 99.1

NextMart Strengthens Financial Base by Divesting of Non-Core Assets
and Canceling Another 6 Million Company Shares

New York, April 9, 2007 (PR NEWSWIRE) — NextMart Inc. (a.k.a. Sun New Media Inc; OTCBB)(“SNMD”), an online trade media and merchant company today announced that it has entered into a sale and purchase agreement with Sun Media Investment, the Company’s parent, to sell certain non-core assets in exchange for 6 million shares of Company stock. The assets for sale include two properties in Beijing, a minority stake in Global Woman Multimedia Co. Ltd, and several lifestyle magazines titles. The Company has obtained independent valuations by third parties to determine the fair market value of the assets.

Pending completion of the deal, the Company will regain and cancel 6 million Company shares, thereby reducing the outstanding share count and enhancing shareholder value. This deal follows a series of recent financial restructuring initiatives, made by both the Company and SMIH to strengthen the Company’s financial base and focus the core business on women’s apparel.

Including the 6 million share reduction, NextMart will have reduced its outstanding share count from 104.9 million shares in September, 2006 to 79.6 million by the end of April, 2007. This represents a total reduction of 25.3 million shares or 24% of the entire outstanding share capital as of September, 2006. SMIH has supported the Company along the way by purchasing over 10 million Company shares through private transactions, often paying cash at a premium, and then trading these shares with the Company in exchange for the Company’s non-core assets to enhance shareholder’s value.

Dr. Bruno Wu, Chairman and CEO of NextMart [a.k.a Sun New Media] commented on the developments, “We have worked hard to regain Company stock and divest of non-core assets in order strengthen our core  business of women’s apparel and enhance shareholder value. By strengthening the financial base of the Company, we have positioned ourselves to grow NextMart into China’s leading online wholesale distribution and retail shopping community for women’s fashion products. Going forward, we plan to  continue to reduce the outstanding share count where possible and grow the company on the back of our successful apparel subsidiary, William’s Brand.

About NextMart Inc. (a.k.a. Sun New Media Inc.)

NextMart is an on-line trade media and merchant company that builds direct-buyer communities and services them with digital media offerings, on-line exhibitions and customer loyalty programs. NextMart also builds e- enabled distribution systems, transaction platforms and business communities in fast growing Chinese vertical markets, connecting buyers and sellers with a suite of turnkey digital media, e-commerce, and information management solutions. Companies leverage NextMart’s web-based business media communities to access vital industrial intelligence and forge trading relationships with suppliers and buyers that promote cost efficiencies and increased distribution reach. Learn more at www.sunnewmedia.net

This press release includes statements that may constitute ‘forward- looking’ statements, usually containing the word ‘believe,’ ‘estimate,’ ‘project,’ ‘expect,’ ‘plan,’ ‘anticipate’ or similar expressions. Forward- looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of Sun New Media’s product and services in the marketplace, competitive factors and changes in regulatory environments. These and other risks relating to Sun New Media’s business are set forth in Sun New Media’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on June 30, 2006, and other reports filed from time to time with the Securities and Exchange Commission. By making these forward-looking statements, Sun New Media disclaims any obligation to update these statements for revisions or changes after the date of this release.